Exhibit 10.1

December 12, 2014

Peter Altabef

c/o Mr. Paul Nason

Locke Lord LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201-6776

Dear Peter:

I am pleased to offer you the position of President and Chief Executive Officer of Unisys Corporation (the “Corporation” or “Unisys”) with an employment start date of January 1, 2015. This letter (the “Agreement”) describes the terms and conditions of your employment.

1. Position. You will serve as President and Chief Executive Officer of the Corporation, reporting directly to the Board of Directors of the Corporation (the “Board”). In addition, on the start date, you will be elected as a member of the Board and thereafter will be nominated for election to the Board.

2. Base Salary. Your annual base salary will be not less than $972,000, payable in accordance with the Corporation’s normal payroll practices as in effect from time to time. Your base salary level will be reviewed periodically by the Board after receiving a recommendation from the Compensation Committee of the Board (the “Committee”).

3. Annual Bonus. You will participate in the Corporation’s Executive Variable Compensation (“EVC”) Plan (or any successor bonus plan) and your target bonus amount will be not less than 125% of your annual base salary. Subject to your continued employment by Unisys through the applicable EVC payment date, the actual EVC paid to you, if any, will be determined by the Board in its sole discretion after receiving a recommendation from the Committee, and will be based on your attainment of performance criteria to be determined annually by the Board and the Committee. Your actual EVC payments, if any, will be made in cash as soon as reasonably practicable following the date of determination by the Board, subject to your election to defer receipt of all or any portion of the EVC award in accordance with the terms of the Unisys Corporation Deferred Compensation Plan (or any successor deferred compensation program).

4. Long-Term Incentive Awards. (a) In connection with the commencement of your employment, you will be granted the following long-term incentive awards:

(1) effective as of January 5, 2015, you will receive a grant of 30,000 restricted stock units (“RSUs”) under the terms of the Unisys Corporation 2003 Long-Term Incentive and

Equity Compensation Plan (the “2003 Plan”). These RSUs, which will be subject to the terms of the 2003 Plan and the standard terms of the Corporation’s RSU award documents, will vest on a time basis in three equal annual installments starting on the first anniversary of the date of grant and be settled upon vesting in shares of common stock of the Corporation;

(2) effective as of January 5, 2015, you will receive a stock option grant under the terms of the 2003 Plan to acquire 140,000 shares of common stock of the Corporation. These stock options, which will be subject to the terms of the 2003 Plan and the standard terms of the Corporation’s stock option award documents, will vest in three equal annual installments starting on the first anniversary of the date of grant and will have a term of five years. The option price for this grant will be the Fair Market Value (as defined in the 2003 Plan) of Unisys common stock on the date of grant; and

(3) within 120 days of your first day of employment, you will receive a grant of 70,000 RSUs under the 2003 Plan. These RSUs, which will be subject to the terms of the 2003 Plan and the standard terms of the Corporation’s RSU award documents, will vest on a time and performance basis in three equal annual installments starting on the first anniversary of the date of grant if and to the extent that performance criteria to be mutually agreed prior to the date of grant are met and will be settled upon vesting in shares of common stock of the Corporation.

Notwithstanding the foregoing, in the Committee’s discretion, all or a portion of the awards to be granted in connection with your commencement of employment as described above may be granted as an inducement award in accordance with the New York Stock Exchange rules, and, despite the fact that such awards will not be granted under the 2003 Plan, they will still be governed by the terms of the 2003 Plan.

(b) You will be eligible to receive stock option awards, long-term performance awards, restricted share (or RSU) awards and any other incentive award under the terms of the Corporation’s equity incentive plans as in effect from time to time, in each year in which such awards are made to executive officers generally. For purposes of the equity awards granted to you by the Corporation, including the awards granted under Section 4(a) above, the definition of “cause” applicable following a “change in control” (or such other term of similar meaning) of the Corporation shall be the definition set forth in the Employment Agreement (the “Employment Agreement”) between you and the Corporation applicable upon a Change of Control of the Corporation (as defined in the Employment Agreement), and the definition of “good reason” applicable following a “change in control” (or such other term of similar meaning) of the Corporation shall not include a provision to the effect that the determination by the Committee shall be binding upon all parties.

5. Benefit Programs; Housing. During your employment hereunder, you will be eligible participate in the retirement, welfare, incentive, fringe and perquisite programs generally made available to executive officers of the Corporation and at such benefit levels appropriate for the Chief Executive Officer of the Corporation, in accordance with the terms and conditions of such programs as in effect from time to time. In addition, during your employment, you will be provided with the use of a Corporation-paid apartment in the Philadelphia metropolitan area for business purposes, the value of which will be reported as imputed income to you. The annual expense of such apartment is subject to the approval of the Committee.

6. Service on Other Boards. During your employment with the Corporation, you shall render your full-time attention to the business affairs of the Corporation. Except as provided below, you may serve on a maximum of two (one public company and one private company) board of directors of other entities only as expressly approved in advance by the Board in its discretion. It is understood that you currently serve on the board of directors of two private companies and the Board has approved your continued service on those boards. You may also serve on one public company board approved by the Board. In the event you resign from one of those private boards the limitations above will apply to future board memberships. You are also encouraged to serve on charitable or civic boards as long as such service does not interfere with the execution of your duties as Chief Executive Officer and provided such service does not negatively impact the reputation of the Corporation

7. Termination of Employment. (a) Your employment may be terminated by the Corporation at any time with or without “Cause” (as defined below), and you may terminate your employment at any time with or without “Good Reason” (as defined below). In the event that you are terminated for Cause or you terminate your employment for other than Good Reason, you shall be entitled only to the benefits provided to the Corporation’s executive employees upon a similar termination of employment.

(b) In the event the Corporation terminates your employment for other than for Cause or you terminate your employment for Good Reason, you will be entitled to the following payments and benefits, subject, in the case of the payments and benefits under clauses (1) and (2) to your delivery within 30 days of your date of termination of an executed waiver and release of claims in favor of the Corporation in a form provided by the Corporation and the effectiveness of such release in accordance with its terms:

(1) an amount equal to two times the sum of (i) your base salary (at its then current rate on the date of termination) plus (ii) your target bonus amount under the EVC Plan (as in effect on your date of termination). Subject to Section 11, such termination payments shall be paid in a lump sum in cash within 30 days of your date of termination;

(2) following your date of termination, you (and your spouse and eligible dependents) will be eligible to continue to participate in the Unisys medical plan consistent with the continuation coverage provisions of the plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and for 24 months following your date of termination (or, if earlier, the first to occur of (i) the date you cease participating in such plan pursuant to COBRA (other than as a result of the COBRA period expiring prior to the date that is 24 months following your date of termination) and (ii) the date you become employed by another employer, which you shall be promptly report to the Senior Vice President, Worldwide Human Resources), the Corporation will pay you the amount equal to the difference between the monthly COBRA rate and the monthly active employee contribution rate for the same type of coverage as that elected by you under COBRA, with such payment to be made monthly in in arrears no later than the 15th day of each month commencing with the first calendar full month following your date of termination; and

(3) other benefits generally available to executive officers of Unisys upon termination of employment in accordance with their normal terms except that you shall not be entitled to receive payments under the Unisys Income Assistance Plan, the Unisys Supplemental Unemployment Benefits Plan or any other severance or income assistance plan generally applicable to employees of Unisys.

(c) For purposes of this Section 7, the following terms shall have the meanings set forth below:

“Cause” shall mean (i) your willful and continued failure to perform substantially your duties with the Corporation or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (ii) your willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation. For purposes of this provision, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Corporation. The termination of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

“Good Reason” shall mean (i) a reduction in your aggregate compensation target (base salary plus target bonus amount), as such amounts may be increased during the term of this Agreement, unless such reduction is due to your continued failure to adequately perform your duties (provided that the Corporation has provided you notice identifying the manner in which the Corporation believes that you have failed to adequately perform your duties, and you have failed to discontinue your inadequate performance within 90 days of receiving such notice) or is due to a reduction in compensation generally applicable to executive officers, or (ii) a material reduction in your duties or authority or your removal as Chief Executive Officer of the Corporation or its successor, unless such reduction or removal is for Cause or is on account of your inability to substantially perform your duties for an aggregate of 120 days within any consecutive 12 month period due to a mental or physical injury or illness. In order to invoke a termination for Good Reason, (a) you must provide written notice to the Corporation of the basis for such claim within 30 days following the occurrence of such condition or event, (b) the Corporation will have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition or event, and (c) if the Corporation fails to remedy the condition or event giving rise to such breach during the Cure Period, you must terminate employment, if at all, within 30 days following the Cure Period.

(d) In the event your employment is terminated on account of your disability or death, all compensation and benefits under this Agreement shall terminate, except that you or your estate shall receive benefits under the retirement, welfare, incentive, fringe and perquisite programs generally available to executive officers upon disability or death. For purposes of this Agreement, disability means a mental or physical injury or illness that renders you incapable of substantially performing your duties hereunder for a period of three consecutive months and you shall be considered terminated due to disability at the end of such three-month period. If such three-month period is shorter than the period of short-term disability provided for under the Corporation’s short- term disability plan then in effect, the Corporation will, for the remainder of the short-term disability period provided for in such plan, pay you the amounts that you would have been entitled to under such plan if your employment had not been terminated in accordance with the Corporation’s normal payroll practices (subject to any delay of payment as contemplated by Section 11). In the event of the termination of your employment on account of your disability or death, you will be entitled to the benefits described in this Section 7(d), and not those described in Section 7(b).

8. Restrictive Covenants. (a) While employed and for a period of 12 months from and after the termination of your employment for any reason, you shall not engage in or become employed as a business owner, employee, agent, representative or consultant in any activity which is in competition with any line of business of Unisys (or its subsidiaries or affiliates) existing as of your termination date, except with the express prior written consent of the Committee, provided, however, you shall be deemed not to be in competition for purposes of Section 8 of this Agreement (i) if you are an employee of or a consultant to an entity a unit of which is in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that any unit that is in competition with Unisys and any director, officer, employee, consultant or other representative of such unit cannot directly or indirectly avail itself or themselves of your services, (ii) if you are an employee of or a consultant to an entity that provides consulting services to other entities, one or more of which are in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that no entity that is in competition with Unisys nor any director, officer, employee, consultant or other representative of such unit can directly or indirectly avail itself or themselves of your services, (iii) if you invest in securities which are listed for trading on a national exchange and your investment does not exceed 1% of the issued and outstanding shares of stock or (iv) if you acquire an ownership interest in a non-public company, provided that such ownership represents a passive investment.

(b) For a period of 12 months from and after the termination of your employment for any reason, you shall not, directly or indirectly, induce or attempt to induce any employee of Unisys (or any of its subsidiaries or affiliates) to render services for any other person, firm or business entity, except that you will be permitted to give recommendations, if requested, for employees seeking employment outside of Unisys.

(c) For a period of 12 months from and after the termination of your employment for any reason, you shall not negatively comment publicly or privately about Unisys (or its subsidiaries or affiliates), any of its products, services or other businesses, its present or past Board, its officers, or employees, nor shall you in any way discuss the circumstances of your termination of employment. For a period of 12 months from and after the termination of your employment, Unisys agrees not to negatively comment publicly about you or the circumstances of your termination of employment. Notwithstanding the foregoing, each of you and Unisys, as applicable, may (1) give truthful testimony before a court, arbitrator or governmental agency, (2) make comments about the circumstances of your termination with the other party’s prior written approval, (3) discuss the circumstances of your termination with your or its attorneys and financial and tax advisers, provided that reasonable steps are taken by the disclosing party to assure that each such person does not, as a result of such discussions, make a negative comment prohibited under this Agreement; and Unisys may make such disclosures as are required by law or regulation.

(d) From and after the termination of your employment for any reason, you shall not use, furnish or divulge to any other person, firm or business entity any confidential information relating to Unisys business (or that of any of its subsidiaries or affiliates), or any trade secrets, processes, contracts or arrangements involved in any such business, except (1) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Unisys or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information, in each case with advance written notice to Unisys in sufficient time to allow Unisys to challenge the disclosure of such information if it so chooses (2) to an attorney as necessary to enforce your rights under this Agreement, or any other agreement, plan, policy, award or program with or sponsored by Unisys or (3) after such information becomes known to the public or within the relevant industry to which such confidential information pertains.

(e) In the event that you should materially breach your obligations under Section 8(c) or you should breach any other obligation described in this Section 8, the Corporation shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, the other remedies as may be available to the Corporation for such breach, including (1) the right to terminate any payments due you under Sections 7(b)(1) and 7(b)(2), and (2) the recoupment of any payments previously made to you under Sections 7(b)(1) and 7(b)(2), which you hereby agree to repay if so ordered by a final, non-appealable judgment of a court.

(f) If any portion of the covenants contained herein, or the application thereof, is construed to be valid or unenforceable, the other portions of the covenants or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant in this Agreement is held to be unenforceable because of the duration or geographic scope thereof, then the court making such determination shall have the power to reduce the duration and limit the duration or scope or geographic scope thereof, and the covenant shall then be enforceable in its reduced form.

9. Plan Documents; Code of Ethical Conduct. Each of the above-described benefits which are more fully described in an applicable Unisys plan document (including, without limitation

EVC, stock option and RSU award documents) are subject to the terms of such plan or award document (as may be amended by Unisys from time to time) and, except as expressly provided in this Agreement, each such plan document or award document will govern the benefit payable hereunder and thereunder. In addition, you agree that the Unisys policies and procedures applicable to all Unisys employees, including, without limitation, the Unisys Code of Ethics and Business Conduct, shall be applicable to you as in effect as of the date of this Agreement.

10. Insurance and Indemnification. The Corporation agrees to indemnify and defend you for any and all actions taken in the performance of your duties and responsibilities under this Agreement to the fullest extent required and/or permitted by the Corporation’s Certificate of Incorporation, its Bylaws, the General Corporation Law of the State of Delaware, any applicable statute or common law, or any applicable insurance policy. The Corporation will maintain you as an insured party on all directors’ and officers’ insurance maintained by the Corporation for the benefit of its directors and officers on at least the same basis as all other covered individuals.

11. Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption or exclusion therefrom, including the exceptions for separation pay arrangements and short-term deferral, and shall in all respects be interpreted and administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. In the event that you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation as in effect on your date of termination), amounts that constitute non-qualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided upon your termination of employment, including those under Section 7(b) or 7(d) of this Agreement, during the six-month period immediately following your date of termination, shall instead be paid or provided on the first business day of the seventh month following your “separation from service,” within the meaning of Section 409A of the Code, if and to the extent necessary to prevent accelerated or additional taxes from being imposed on you pursuant to Section 409A of the Code. If you die following your date of termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of your estate within 30 days after the date of your death. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (a) in no event shall reimbursements by the Corporation under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that you shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (b) the amount of in-kind benefits that the Corporation is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Corporation is obligated to pay or provide in any other calendar year; (c) your right to have the Corporation pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall the Corporation’s obligations to make such reimbursements or to provide such in-kind benefits apply later than your remaining lifetime (or if longer, through the 20th anniversary of the date of this Agreement). If permitted under Section 409A of the Code, the Corporation may (but shall not be required to), in consultation with you, modify this Agreement, in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code, so as to seek to avoid the imposition of taxes and penalties to you pursuant to Section 409A of the Code.

12. Legal Fees. The Corporation will pay for all reasonable attorneys’ fees incurred by you in connection with the negotiation, execution and delivery of this Agreement.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Successors. This Agreement shall be binding upon Unisys and its successors and assigns.

15. Miscellaneous. Except as expressly set forth herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, except for the Employment Agreement which shall supersede and replace in its entirety this letter as of the “Effective Date” (as defined in the Employment Agreement) of such Employment Agreement, although Sections 8(a), (e) and (f) of this letter will survive and continue to apply as if set forth in the Employment Agreement (with such deemed modifications as are necessary to give such provisions effect). No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chairman of the Committee or his designee. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of laws. The Corporation may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Corporation may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

If the foregoing sets forth our agreement with you, please sign and return to us the enclosed copy of this Agreement.

Very truly yours,

UNISYS CORPORATION		The foregoing is accepted:

By:	/s/ Lee D. Roberts	/s/ Peter Altabef
Lee D. Roberts, Compensation Committee Chairman		Peter Altabef
Board of Directors		Date:	December 12, 2014
Date:	December 12, 2014

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